Exhibit 2.2

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

TELUS International (Cda) Inc. (“TELUS International” or the “Company”) has the following securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”):

Title of each class	Trading symbol	Name of each exchange on which registered
Subordinate Voting Shares	TIXT	New York Stock Exchange
Subordinate Voting Shares	TIXT	Toronto Stock Exchange

This exhibit contains a description of the rights of the holders of subordinate voting shares. The following summary is subject to and qualified in its entirety by TELUS International’s articles (the “Articles”) and by applicable British Columbia and Canadian law, particularly the Business Corporations Act (British Columbia) (the “BCBCA”). This is not a summary of all the significant provisions of the Articles or of British Columbia or Canadian law and does not purport to be complete. Capitalized terms used but not defined herein have the meanings given to them in the Company’s annual report on Form 20-F to which this description of securities registered under section 12 of the Exchange Act (the “Description of Securities”) is an exhibit.

Item 9. General

Item 9.A.3 Pre-emptive rights

The Articles permit the issuance of an unlimited number of subordinate voting shares, and holders of subordinate voting shares have no pre-emptive or conversion or exchange rights or other subscription rights in connection with such further issuances.

Item 9.A.5 Type and class of securities

The Company is authorized to issue an unlimited number of subordinate voting shares, no par value, issuable in series. The subordinate voting shares are “restricted securities” within the meaning of such term under applicable securities laws in Canada.

Item 9.A.6 Limitations or qualifications

Not applicable.

Item 9.A.7 Other rights

Not applicable.

Item 10.B Memorandum and articles of association

Item 10.B.3 Shareholder rights

Dividends

Subject to the prior rights of the holders of the Company’s preferred shares, the holders of the Company’s subordinate voting shares are entitled to receive dividends as and when declared by the Company’s board of directors.

TELUS International is authorized to issue an unlimited number of preferred shares, issuable in series, none of which are issued and outstanding as of the date hereof. With respect to the payment of dividends, TELUS International’s preferred shares, if issued, would be entitled to preference over the subordinate voting shares.

Voting Rights

Holders of subordinate voting shares are entitled to one vote per subordinate voting share on all matters upon which holders of shares are entitled to vote.

Rights Upon Dissolution or Liquidation

Subject to the prior payment to the holders of the Company’s preferred shares, if any, in the event of the Company’s liquidation, dissolution or winding-up or other distribution of the Company’s assets among the Company’s shareholders, the holders of the Company’s subordinate voting shares are entitled to share pro rata in the distribution of the balance of the Company’s assets.

Redemption or Sinking Fund Provisions

There are no redemption or sinking or purchase fund provisions applicable to the Company’s subordinate voting shares.

Liability to Future Capital Calls

There is no provision in the Articles requiring holders of subordinate voting shares to contribute additional capital.

Shareholder Proposals and Advance Notice Procedures

Under the BCBCA, qualified shareholders holding at least one percent (1%) of the Company’s issued voting shares may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to the Company in advance of any proposed meeting by delivering a timely written notice in proper form to the Company’s registered office in accordance with the requirements of the BCBCA. The notice must include information on the business the shareholder intends to bring before the meeting. To be a qualified shareholder, a shareholder must currently be and have been a registered or beneficial owner of at least one share of the Company for at least two years before the date of signing the proposal.

The Company has included certain advance notice provisions with respect to the election of its directors in the Articles (the “Advance Notice Provisions”). The Advance Notice Provisions are intended to: (i) facilitate orderly and efficient annual general meetings or, where the need arises, special meetings; (ii) ensure that all shareholders receive adequate notice of board nominations and sufficient information with respect to all nominees; and (iii) allow shareholders to register an informed vote. Only persons who are nominated in accordance with the Advance Notice Provisions will be eligible for election as directors at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors.

Under the Advance Notice Provisions, a shareholder wishing to nominate a director would be required to provide the Company notice, in the prescribed form, within the prescribed time periods. These time periods include, (i) in the case of an annual meeting of shareholders (including annual and special meetings), not less than 30 days prior to the date of the annual meeting of shareholders; provided, that if the first public announcement of the date of the annual meeting of shareholders (the “Notice Date”) is less than 50 days before the meeting date, not later than the close of business on the 10th day following the Notice Date; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes electing directors, not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting of shareholders was made, provided that, in either instance, if notice-and-access (as defined in National Instrument 54-101—Communication with Beneficial Owners of Securities of a Reporting Issuer) is used for delivery of proxy related materials in respect of a meeting described above, and the applicable notice date in respect of the meeting is not less than 50 days prior to the date of the applicable meeting, the notice must be received not later than the close of business on the 40th day before the applicable meeting.

These provisions could have the effect of delaying until the next shareholder meeting the nomination of certain persons for director that are favored by the holders of the Company’s outstanding voting securities.

Item 10.B.4 Changes to shareholder rights

Amendments to the Articles

In addition to any other voting right or power to which the holders of subordinate voting shares shall be entitled by law or regulation or other provisions of the Articles from time to time in effect, but subject to the provisions of the Articles, holders of subordinate voting shares shall be entitled to vote separately as a class, in addition to any other vote of the shareholders that may be required, in respect of any alteration, repeal or amendment of the Articles which would adversely affect the rights or special rights of the holders of subordinate voting shares or affect the holders of subordinate voting shares and multiple voting shares differently, on a per share basis, including an amendment to the terms of the Articles that provide that any multiple voting shares sold or transferred to any individual, partnership, corporation, company, association, trust, joint venture, limited liability company or other entity that is not a Permitted Holder (as defined in the Articles) shall be automatically converted into subordinate voting shares.

Item 10.B.6 Limitations

There is no limitation imposed by Canadian law or by the Articles on the right of a non-resident to hold or vote the Company’s subordinate voting shares.

Item 10.B.7 Change in control

Pursuant to the Articles, holders of subordinate voting shares and multiple voting shares will be treated equally and identically, on a per share basis, in certain change of control transactions that require approval of the Company’s shareholders under the BCBCA, unless different treatment of the shares of each such class is approved by a majority of the votes cast by the holders of the Company’s subordinate voting shares and multiple voting shares, each voting separately as a class. Holders of our subordinate voting shares are entitled to additional protections in the event of a change of control in accordance with the terms of the Coattail Agreement, dated February 5, 2021, among us, TELUS Communications Inc., Riel B.V. and Computershare Trust Company of Canada. Please refer to Exhibit 4.7 of the annual report on Form 20-F as an exhibit to which this Description of Securities is filed for more information.

The Articles do not otherwise contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves the Company.

Item 10.B.8 Disclosure of shareholdings

Although applicable securities laws regarding shareholder ownership by certain persons require disclosure, the Articles do not provide for any ownership threshold above which shareholder ownership must be disclosed.

Item 10.B.9 Differences in the law

Not applicable.

Item 10.B.10 Changes in capital

The requirements imposed by the Articles governing changes in capital are not more stringent than is required by law.

Item 12.A Debt Securities

Not applicable.

Item 12.B Warrants and Rights

Not applicable.

Item 12.C Other Securities

Not applicable.

Item 12.D American Depositary Shares

Not applicable.

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